    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 1997

                                                       REGISTRATION NO. 333-4521
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                THE TORO COMPANY
             (Exact name of registrant as specified in its charter)

                DELAWARE                                 41-0580470
      (State or other jurisdiction                    (I.R.S. Employer
   of incorporation or organization)                Identification No.)

          8111 LYNDALE AVENUE SOUTH, BLOOMINGTON, MINNESOTA 55420-1196
                                 (612) 888-8801
  (Address, including zip code, and telephone number, including area code, of registrant's
                          principal executive offices)
                            ------------------------

      J. LAWRENCE MCINTYRE, VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
 THE TORO COMPANY, 8111 LYNDALE AVENUE SOUTH, BLOOMINGTON, MINNESOTA 55420-1196
                           TELEPHONE: (612) 888-8801
(Name, address, including zip code, and telephone number, including area code of agent for service)
                            ------------------------

                                   Copies to:
                               C. ROBERT BEATTIE
               DOHERTY, RUMBLE & BUTLER PROFESSIONAL ASSOCIATION
                            3500 FIFTH STREET TOWERS
                             150 SOUTH FIFTH STREET
                       MINNEAPOLIS, MINNESOTA 55402-4235
               TELEPHONE: (612) 340-5555 TELEFAX: (612) 340-5584
                            ------------------------

                   INFORMATION REGARDING SELLING STOCKHOLDERS

    This Post-Effective Amendment No. 1 to Registration Statement 333-4521 (the "Registration Statement") is filed in accordance with the undertakings of The Toro Company (the "Company") contained in Item 17 to the Registration Statement. The purpose of this Post-Effective Amendment No. 1 is to amend the Selling Stockholders table set forth pursuant to Item 7 of the Registration Statement to reflect the transfer of shares of Common Stock, $1.00 par value per share and related Preferred Share Purchase Rights (the "Shares") from individuals originally set forth on the table to individuals not originally owning any Shares. Effective as of December 31, 1996 Sue Jennings and Cynthia H. Love each transferred 275 Shares to Amber Joy Love and 275 Shares to Joshua Levi Love. Effective as of January 1, 1997 Sue Jennings and Cynthia H. Love each transferred 275 Shares to Amber Joy Love and 275 Shares to Joshua Levi Love. Amber Joy Love's Shares are beneficially owned by Cynthia H. Love as custodian for Amber Joy Love because Amber Joy Love is a minor.

    Sue Jennings originally was issued 11,925 Shares which were subject to the Registration Statement. Giving effect to the transfers described above that amount is reduced to 10,825 Shares. Cynthia H. Love originally was issued 27,747 Shares which were subject to the Registration Statement. The transfers described above do not change such amount, however, 1,100 of such Shares are held as custodian by Cynthia H. Love for Amber Joy Love. Joshua Levi Love owns 1,100 Shares after giving effect to the transfers described above. The following table sets forth the Selling Stockholders table as amended to give effect to the transfers described above.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                  NUMBER OF SHARES OWNED   AMOUNT TO BE
NAMES OF STOCKHOLDERS                                                                PRIOR TO OFFERING        OFFERED
--------------------------------------------------------------------------------  -----------------------  -------------
Cynthia H. Love(1)(2)...........................................................            27,747              27,747
Mark Breeding(3)................................................................            18,887              18,887
Sue Jennings(4).................................................................            11,925              10,825
Todd E. Scott...................................................................               266                 266
Jay Beckett.....................................................................               266                 266
Loreto Abellera.................................................................               666                 666
William A. Fahey(5).............................................................             1,465               1,465
Charles Childress(6)............................................................               133                 133
Robert E. King(6)...............................................................               133                 133
Murphy Rhoads...................................................................               399                 399
Paul Sorrels....................................................................             2,331               2,331
Jeff Stewart(7).................................................................               666                 666
Jim Blagg(8)....................................................................               666                 666
J. C. Causey(6).................................................................             1,512                 666
David Smith(6)..................................................................               266                 266
Mark Shapiro....................................................................               133                 133
Robert H. Deegan(6).............................................................               133                 133
Mark L. Stockdale(6)............................................................               133                 133
Jay Scott Embry(6)..............................................................               133                 133
Matthew Fahey(6)................................................................               133                 133
Mary L. Ondrusek(6).............................................................               133                 133
Steven Kahla(6).................................................................               399                 399
Joshua Levi Love(9).............................................................                 0               1,100

------------------------

    Assuming each Selling Stockholder sells all of the Shares registered on his or her behalf pursuant to the Registration Statement, no Selling Stockholder (other than J.C. Causey as to the 846 shares not subject to the offering unless such shares are otherwise sold) would own any shares of the Company after completion of such an offering.

(1) Cynthia H. Love was the Chairman of the Board of ICSS until the merger of NTN into ICSS. She is currently employed by the Company. Prior to the merger of NTN into ICSS, she owned 40.9% of the ICSS common stock.

(2) Includes 1,100 Shares Cynthia H. Love holds as custodian for Amber Joy Love, a minor.

(3) Mark Breeding was the Chief Executive Officer of ICSS until the merger of NTN into ICSS. He is currently employed by ICSS. Prior to the merger of NTN into ICSS, he owned 27.9% of the ICSS common stock.

(4) Prior to the merger of NTN into ICSS, Sue Jennings owned 17.62% of the ICSS common stock.

(5) William A. Fahey was a Vice President of ICSS until the merger of NTN into ICSS. He is currently employed by ICSS.

(6) Was an employee of ICSS prior to the merger of NTN into ICSS and continues to be an employee of ICSS.

(7) Jeff Stewart was the Chief Financial Officer of ICSS until the merger of NTN into ICSS. He is currently employed by ICSS.

(8) Jim Blagg was a Vice President of ICSS until the merge of NTN into ICSS. He is currently employed by ICSS.

(9) Received 275 Shares as a gift from Sue Jennings and Cynthia H. Love, each, effective December 31, 1996 and 275 Shares as a gift from Sue Jennings and Cynthia H. Love, each, effective January 1, 1997.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, The Toro Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on this 3rd day of February, 1997.

                                          THE TORO COMPANY

                                          By      /s/  J. LAWRENCE MCINTYRE

                                            ------------------------------------
                                                    J. Lawrence McIntyre
                                               VICE PRESIDENT, SECRETARY AND
                                                       GENERAL COUNSEL

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              *                 Chairman of the Board,
------------------------------    Chief Executive Officer    February 3, 1997
     Kendrick B. Melrose          and Director

              *
------------------------------  Vice President Finance,      February 3, 1997
       Gerald T. Knight           Chief Financial Officer

              *
------------------------------  Vice President and           February 3, 1997
        Randy B. James            Controller

              *
------------------------------  Director                     February 3, 1997
       Ronald O. Baukol

              *
------------------------------  Director                     February 3, 1997
     Robert C. Buhrmaster

              *
------------------------------  Director                     February 3, 1997
       Janet K. Cooper

              *
------------------------------  Director                     February 3, 1997
        Alex A. Meyer

              *
------------------------------  Director                     February 3, 1997
       Robert H. Nassau

              *
------------------------------  Director                     February 3, 1997
        Dale R. Olseth

              *
------------------------------  Director                     February 3, 1997
       Edwin H. Wingate

  *By        /s/ J. LAWRENCE
           MCINTYRE
------------------------------
     J. Lawrence McIntyre
       ATTORNEY-IN-FACT